Exhibit 18(a)

February 18, 2010

Energy Future Competitive Holdings Company

1601 Bryan Street

Dallas, Texas 75201

Dear Sirs/Madams:

We have audited the consolidated financial statements of Energy Future Competitive Holdings Company as of December 31, 2009 and 2008 (successor), and for the years ended December 31, 2009 and 2008 (successor), the period from October 11, 2007 through December 31, 2007 (successor) and the period from January 1, 2007 through October 10, 2007 (predecessor), included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 18, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph related to Energy Future Holdings Corp. completing its merger with Texas Energy Future Merger Sub Corp on October 10, 2007). Note 1 to such financial statements contains a description of your change, during the year ended December 31, 2009, in the date for the annual goodwill impairment test for your reporting unit. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Dallas, Texas